Exhibit 99

(Logo Omitted)

Teledyne Technologies Incorporated
12333 West Olympic Boulevard
Los Angeles, CA 90064-1021

News Release

TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS

     LOS ANGELES – April 28, 2004 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Revenues of $219.6 million increased 11.4% compared to last year

•	Earnings per share of $0.18 increased 5.9% compared to last year

•	Excluding pension income and expense, earnings per share increased 10.0%

•	Raising 2004 earnings per share outlook

Teledyne Technologies today reported first quarter 2004 sales of $219.6 million, compared with sales of $197.2 million for the same period in 2003. Net income for the first quarter of 2004 was $5.9 million ($0.18 per diluted share), compared with net income of $5.5 million ($0.17 per diluted share) in the first quarter of 2003. Net income for the first quarter of 2004 included pretax pension expense of $2.2 million, compared with pretax pension expense of $1.7 million for the same period of 2003.

“Earnings per share increased over the prior year period for the ninth consecutive quarter despite greater pension expense and increased aircraft product liability insurance costs,” said Robert Mehrabian, chairman, president and chief executive officer. “Our government businesses continued to perform strongly, and the recovery in certain commercial electronics businesses gained momentum. For example, orders during the first quarter for both our commercial avionics and relays used in semiconductor test and networking equipment were significantly greater than first quarter sales. Additionally, during the first quarter, we closed two previously announced small acquisitions in our electronics and communications segment. We also announced that we signed an agreement to acquire Isco, Inc., our largest acquisition to date, for net consideration of approximately $80 million.”

First Quarter Earnings Summary	Millions of Dollars		Dollars per Diluted Share
	First	First	First	First
	Quarter	Quarter	Quarter	Quarter	Variance
	2004	2003	2004	2003	%
Net income (excluding net pension expense)	$7.2	$6.5	$0.22	$0.20	10.0%
Net after-tax pension expense	(1.3)	(1.0)	(0.04)	(0.03)

Net income	$5.9	$5.5	$0.18	$0.17	5.9%

Review of Operations

Electronics and Communications

The Electronics and Communications segment’s first quarter 2004 sales were $116.4 million, compared with first quarter 2003 sales of $103.6 million. First quarter 2004 operating profit was $8.0 million, compared with operating profit of $7.3 million in the first quarter of 2003.

First quarter 2004 sales, compared with the same period of 2003, reflected revenue growth in defense electronic products, medical microelectronics, avionics products, electronic instruments, relay products and commercial lighting products. This growth was partially offset by lower sales from electronic manufacturing services, primarily driven by lower government sales. The revenue growth in defense electronic products was driven by traveling wave tubes, ejection seat sequencers and the acquisition of assets of Filtronic Solid State on December 31, 2003. Revenue growth in avionics products resulted from the acquisition of the Aviation Information Solutions businesses on June 27, 2003. Electronic instruments revenue was favorably impacted by the acquisition of Tekmar-Dohrmann on May 16, 2003, and increased demand for geophysical sensors for the petroleum exploration market. Segment operating profit was favorably impacted by the sales growth partially offset by an increase in pension expense. Pension expense was $1.6 million in the first quarter of 2004 compared with pension expense of $1.3 million in the first quarter of 2003.

Systems Engineering Solutions

The Systems Engineering Solutions segment’s first quarter 2004 sales were $54.6 million, compared with first quarter 2003 sales of $52.4 million. First quarter 2004 operating profit was $6.1 million, compared with operating profit of $5.7 million in the first quarter of 2003.

First quarter 2004 sales, compared with the same period of 2003, reflected revenue growth in core defense and environmental programs. Operating profit was favorably impacted by increased sales and the mix and timing of certain government programs. Segment operating profit included $0.1 million of pension expense in the first quarters of 2004 and 2003.

Aerospace Engines and Components

The Aerospace Engines and Components segment’s first quarter 2004 sales were $42.9 million, compared with first quarter 2003 sales of $37.8 million. The first quarter 2004 operating loss was $0.7 million, compared with operating profit of $0.5 million in the first quarter of 2003.

First quarter 2004 sales, compared with the same period of 2003, reflected revenue growth in turbine engines, OEM piston engines, aftermarket engines and parts. Sales from turbine engines were favorably impacted by higher revenue from Joint Air-to-Surface Standoff Missile (JASSM) and Improved Tactical Air-Launched Decoy (ITALD) engines. Improved operating results for turbine engines resulted from increased sales. Piston engine results were unfavorably impacted by the increase in aircraft product liability insurance costs, partially offset by revenue growth. Segment operating loss was unfavorably impacted by pension expense of $0.4 million in the first quarter of 2004 compared with pension expense of $0.3 million in the first quarter of 2003.

Energy Systems

The Energy Systems segment’s first quarter 2004 sales were $5.7 million, compared with first quarter 2003 sales of $3.4 million. First quarter 2004 operating profit was $0.3 million, compared with an operating loss of $0.5 million in the first quarter of 2003.

The increase in first quarter 2004 sales resulted from multi-year government contracts which were awarded, in 2003, for fuel cell and thermoelectric power generator work. Operating profit was favorably impacted by the growth in sales and a reduction in research and development costs.

Additional Financial Information

Cash Flow

First quarter 2004 cash provided by operating activities was $8.2 million, compared with cash used by operating activities of $1.8 million for the same period of 2003. The increase in cash provided by operating activities in 2004, compared with 2003, is due to an aircraft product liability settlement payment in 2003, as well as improved working capital management in 2004 and positive operating cash flow from acquisitions made since the first quarter of 2003. Free cash flow (cash from operating activities less capital expenditures) was $4.9 million for the first quarter of 2004, compared with negative free cash flow of $4.7 million for the same period of 2003. In the first quarter of 2004, Teledyne Technologies paid a total of $20.0 million in cash for two acquisitions. Capital expenditures for the first quarter of 2004 were $3.3 million, compared with $2.9 million for the first quarter of 2003. Depreciation and amortization expense was $5.6 million for the first quarters of 2004 and 2003.

Free Cash Flow (a)	First	First
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2004	2003
Cash provided (used) by operating activities	$8.2	$(1.8)
Capital expenditures	(3.3)	(2.9)

Free cash flow	$4.9	$(4.7)

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures.

Pension

Pension expense for the first quarter of 2004 was $2.2 million, compared with pension expense of $1.7 million for the same period of 2003.

Outlook

Although 2004 earnings visibility is limited, based on its current outlook, the company’s management believes that second quarter 2004 earnings per share will be in the range of approximately $0.20 to $0.22. The full year 2004 earnings per share outlook is expected to be in the range of approximately $0.84 to $0.88, an increase from prior guidance of $0.80 to $0.86.

The company’s 2004 outlook reflects anticipated growth in the company’s defense electronics and instrumentation businesses, a slight recovery in some of the company’s short cycle electronics and commercial aviation markets and $0.16 per share of pension expense for the full year 2004. Given the finalization of actual fee negotiations for work performed on certain government contracts in prior periods, operating margin in the company’s Systems Engineering Solutions segment is expected to be lower in the remainder of 2004, compared with 2003 and the first quarter of 2004. The company’s previous multi-year aircraft product liability policy expired in May 2003. As of June 1, 2003, the total cost of the company’s aircraft product liability insurance increased approximately $1.0 million per month or approximately 75%. The company’s current aircraft product liability policy will expire in May 2004, and the company is currently reviewing placement and structuring alternatives. The company does not anticipate a significant increase in the total cost of its aircraft product liability insurance.

Full year 2003 earnings included $6.9 million or $0.13 per share in pension expense. The company currently expects approximately $8.7 million or $0.16 per share of pension expense in 2004. The increase in pension expense reflects, in part, a reduction in the discount rate assumption for the company’s defined benefit plan. The company’s assumed discount rate will be 6.5% in 2004, compared to 7.0% in 2003. As of January 1, 2004, new hires will participate in an enhanced defined contribution plan as opposed to the company’s existing defined benefit plan. Currently, Teledyne Technologies anticipates making an after-tax cash contribution of approximately $3.0 million to its pension plan in 2004. Also, under one of its spin-off agreements, after November 29, 2004, the company will be able to charge pension costs to the U.S. Government under various government contracts.

EARNINGS PER SHARE SUMMARY

(Diluted earnings per common share from continuing operations)

	2004 Full Year Outlook		2003 Results	2002 Results
	Low	High	Actual	Actual
Earnings per share (excluding net pension income (expense) and income tax benefit	$1.00	$1.04	$0.97	$0.73
Net pension income (expense)	(0.16)	(0.16)	(0.13)	0.04

Earnings per share (excluding income tax benefit )	0.84	0.88	0.84	0.77
Income tax benefit	—	—	0.07	—

Earnings per share	$0.84	$0.88	$0.91	$0.77

Forward-Looking Statements Cautionary Notice

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, capital expenditures, pension matters and strategic plans. Actual results could differ materially from these forward-looking statements. Many factors, including changes in demand for products sold to the semiconductor, communications and commercial aviation markets, timely development of acceptable and competitive fuel cell products and systems, funding, continuation and award of government programs, changes in insurance costs, customers’ acceptance of piston engine insurance-related price increases, continued liquidity of our customers (including commercial airline customers) and economic and political conditions, could change the anticipated results. In addition, stock market fluctuations affect the value of the company’s pension assets.

Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Reinstatement of flight restrictions would negatively impact the market for general aviation aircraft piston engines and components.

The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.

While Teledyne Technologies’ growth strategy includes possible acquisitions, the company cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions, including the proposed acquisition of Isco, Inc. and the recent acquisitions of certain assets of Leeman Labs, Inc. and the Filtronic Solid State business from Filtronic plc., involve various inherent risks, such as, among others, our ability to integrate acquired businesses and to achieve identified financial and operating synergies.

Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2003 Annual Report on Form 10-K. The company assumes no duty to update forward-looking statements.

Additional Information About the Anticipated Acquisition of Isco, Inc.

This press release does not constitute an offer to purchase shares of Isco, Inc. or a solicitation or recommendation statement under the rules and regulations of the SEC. Isco filed a Form 8-K with the SEC containing the terms of the definitive merger agreement and the stockholders agreement, and will mail a proxy statement to stockholders of Isco in connection with the proposed transaction. Teledyne also publicly filed a Form 8-K with the SEC. Investors and security holders of Isco are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about Teledyne, Isco and the proposed transaction. Investors and security holders may obtain a free copy of these materials (when they are available) and other documents filed with the Securities and Exchange Commission at the SEC’s web site at www.sec.gov.

A live webcast of Teledyne Technologies’ first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, April 28. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Wednesday, April 28.

Investor Contact:	Jason VanWees
(310) 893-1642

Media Contact:	Robyn Choi
(310) 893-1640

###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTERLY PERIODS ENDED MARCH 28, 2004 AND MARCH 30, 2003
(Unaudited — In millions, except per share amounts)

	First	First
	Quarter	Quarter
	2004	2003
Net sales	$219.6	$197.2
Costs and expenses:
Costs of sales	168.3	151.6
Selling, general and administrative expenses	41.7	36.4

Income before other income and expense and taxes	9.6	9.2
Other income (expense)	0.2	(0.1)
Interest expense, net	0.1	0.1

Income before income taxes	9.7	9.0
Provision for income taxes	3.8	3.5

Net income	$5.9	$5.5

Diluted earnings per common share	$0.18	$0.17

Weighted average diluted common shares outstanding	33.1	32.5

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE QUARTERLY PERIODS ENDED MARCH 28, 2004 AND MARCH 30, 2003
(Unaudited — In millions)

	First	First
	Quarter	Quarter
	2004	2003
NET SALES:
Electronics and Communications	$116.4	$103.6
Systems Engineering Solutions	54.6	52.4
Aerospace Engines and Components	42.9	37.8
Energy Systems	5.7	3.4

Total net sales	$219.6	$197.2

OPERATING PROFIT (LOSS):
Electronics and Communications	$8.0	$7.3
Systems Engineering Solutions	6.1	5.7
Aerospace Engines and Components	(0.7)	0.5
Energy Systems	0.3	(0.5)

Segment operating profit	13.7	13.0
Corporate expense	(4.1)	(3.8)
Other income (expense)	0.2	(0.1)
Interest expense, net	0.1	0.1

Income before income taxes	9.7	9.0
Provision for income taxes	3.8	3.5

Net income	$5.9	$5.5

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
MARCH 28, 2004 AND DECEMBER 28, 2003
(Current period unaudited — In millions of dollars)

	March 28,	December 28,
	2004	2003
ASSETS
Cash and cash equivalents	$24.0	$37.8
Accounts receivable, net	133.0	121.3
Inventories, net	70.0	63.6
Deferred income taxes, net	21.2	22.7
Prepaid income taxes, expenses and other assets	6.5	7.1

Total current assets	254.7	252.5
Property, plant and equipment, net	75.3	76.0
Deferred income taxes, net	15.6	14.2
Goodwill, net	73.2	56.2
Other assets, net	32.0	29.2

Total assets	$450.8	$428.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$51.3	$48.1
Accrued liabilities	79.8	74.9

Total current liabilities	131.1	123.0
Other long-term liabilities	90.4	84.1

Total liabilities	221.5	207.1
Total stockholders’ equity	229.3	221.0

Total liabilities and stockholders’ equity	$450.8	$428.1